As filed with the Securities and Exchange Commission on February 13, 2023

Registration No. 333-269416

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 1

to

Form S-11

FOR REGISTRATION

UNDER

THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN

REAL ESTATE COMPANIES

Cohen & Steers Income Opportunities REIT, Inc.

(Exact Name of Registrant as Specified in Governing Instruments)

280 Park Avenue

New York, NY 10017

(212) 832-3232

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Cohen & Steers Capital Management, Inc.

Francis C. Poli

280 Park Avenue

New York, NY 10017

(212) 832-3232

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Rajib Chanda

Ryan Bekkerus

Benjamin Wells

Simpson Thacher & Bartlett LLP

425 Lexington Avenue New York,

New York 10017

(212) 455-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Cohen & Steers Income Opportunities REIT, Inc. is filing this Amendment No. 1 (this “Amendment”) to its Registration Statement on Form S-11 (Registration Statement No. 333-269416) (the “Registration Statement”) solely for the purpose of filing the exhibits as indicated in Part II of this Amendment. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement, the exhibit index and the filed exhibits. The preliminary prospectus is unchanged and has been omitted.

PART II

Information Not Required in the Prospectus

Item 31. Other Expenses of Issuance and Distribution.

The following table itemizes the expenses to be incurred by Cohen & Steers Income Opportunities REIT, Inc. (the “Company,” “we,” “our” or the “registrant”) in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the Securities and Exchange Commission (the “SEC”) registration fee and the FINRA filing fee.

SEC registration fee	$330,600
FINRA filing fee	225,500
Legal	5,634,000
Printing and mailing	1,000,000
Accounting and tax	1,475,000
Blue sky	738,000
Advertising and sales literature	2,025,000
Due diligence	793,000
Transfer agent fees and expenses	2,123,000
Promotional items	150,000
Technology expenses	205,000
Issuer costs related to training and educational meetings and national conferences	1,694,000
Wholesale reimbursements for training and education meetings and retail conferences	1,727,000
Custodian and platform service fees	175,000

Total	$18,295,100

Item 32. Sales to Special Parties.

We were capitalized though the purchase by Cohen & Steers Capital Management, Inc. of 20,000 shares of Class I common stock for the aggregate consideration of $200,000 on October 3, 2022.

Item 33. Recent Sales of Unregistered Securities.

The offer and sale of shares to Cohen & Steers Capital Management, Inc. is claimed to be exempt from the registration provisions of the Securities Act of 1933, as amended, by virtue of Section 4(a)(2) thereof.

Item 34. Indemnification of Directors, Officers and Others.

Our organizational documents generally limit the personal liability of our directors and officers for monetary damages and require us to indemnify and advance expenses to our directors, officers and the Advisor and any affiliates of us or the Advisor acting as our agent to the extent permitted by Maryland law and the NASAA REIT Guidelines. Maryland law permits a corporation to include in its charter a provision limiting the liability of directors and officers to the corporation and its stockholders for money damages, except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The Maryland General Corporation Law (the “MGCL”) requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL allows directors and officers to be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred in connection with a proceeding unless the following can be established:

•	an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

In addition to the above limitations of the MGCL, our charter provides that our directors, the Advisor and affiliates of us and the Advisor shall be held harmless for losses or liability suffered by us only if all of the following conditions are met:

•	the indemnitee determined, in good faith, that the course of conduct which caused the loss or liability was in our best interest;

•	the indemnitee was acting on our behalf or performing services for us;

•	in the case of affiliated directors, the Advisor or its affiliates, the liability or loss was not the result of negligence or misconduct by the party seeking indemnification; and

•	in the case of our independent directors, the liability or loss was not the result of gross negligence or willful misconduct by the party seeking indemnification.

In addition, any indemnification or any agreement to hold harmless is recoverable only out of our net assets and not from our stockholders.

Our charter also provides that we may not provide indemnification to a director, the Advisor or any affiliate of us or the Advisor for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the party seeking indemnification;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to such party; or

•

a court of competent jurisdiction approves a settlement of the claims against such party and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violations of securities laws.

Finally, our charter provides that we may pay or reimburse reasonable legal expenses and other costs incurred by our directors, the Advisor and affiliates of us or the Advisor in advance of final disposition of a proceeding only if all of the following are satisfied:

•	the proceeding relates to acts or omissions with respect to the performance of duties or services on our behalf;

•	the indemnitee provides us with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification;

•

the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and

•

the indemnitee provides us with a written agreement to repay the amount paid or reimbursed, together with the applicable legal rate of interest thereon, if it is ultimately determined that he or she did not comply with the requisite standard of conduct and is not entitled to indemnification.

We have entered into indemnification agreements with each of our directors and executive officers. Pursuant to the terms of these indemnification agreements, we would indemnify and advance expenses and costs incurred by our directors and executive officers in connection with any claims, suits or proceedings brought against such directors and executive officers as a result of his or her service. However, our indemnification obligation is subject to the limitations set forth in the indemnification agreements and in our charter. We also maintain a directors and officers insurance policy.

The general effect to investors of any arrangement under which any of our controlling persons, directors or officers are insured or indemnified against liability is a potential reduction in distributions resulting from our payment of premiums, deductibles and other costs associated with such insurance or, to the extent any such loss is not covered by insurance, our payment of indemnified losses. In addition, indemnification could reduce the legal remedies available to us and our stockholders against the indemnified individuals; however, this provision does not reduce the exposure of our directors and officers to liability under federal or state securities laws, nor does it limit our stockholder’s ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us or our stockholders, although the equitable remedies may not be an effective remedy in some circumstances.

The SEC and certain state securities regulators take the position that indemnification against liabilities arising under the Securities Act and state securities laws is against public policy and unenforceable.

Cohen & Steers Income Opportunities REIT Operating Partnership, L.P., a Delaware limited partnership of which we are the general partner, must also indemnify us and our directors and officers and other persons we may designate against damages and other liabilities in our capacity as general partner.

Item 35. Treatment of Proceeds from Shares Being Registered.

Not applicable.

Item 36. Financial Statements and Exhibits.

1.	Financial Statements.

See page F-1 for an index of the financial statements included in the registration statement.

2.	Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-11, which Exhibit Index is incorporated herein by reference.

Item 37. Undertakings.

(i)	The undersigned registrant hereby undertakes:

(A)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)	To include any prospectus required by section 10(a)(3) of the Securities Act.

(2)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(B)

That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(D)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to the offering, other than a registration statement relying on Rule 430B or other than a prospectus filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(E)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(F)

To send to each stockholder, at least on an annual basis, a detailed statement of any transactions with the Advisor or its affiliates, and of fees, commissions, compensation and other benefits paid or accrued to the advisor or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

(ii) The registrant undertakes to provide to the stockholders the financial statements required by Form 10-K for the first full fiscal year of operations of the registrant.

(iii) The registrant undertakes to file a sticker supplement pursuant to Rule 424(c) under the Securities Act during the distribution period describing each significant property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing stockholders. Each sticker supplement should disclose all compensation and fees received by the advisor and its affiliates in connection with any such acquisition. The post-effective amendment shall include or incorporate by reference audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X that have been filed or should have been filed on Form 8-K for all significant properties acquired during the distribution period.

(iv) The registrant undertakes to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, for each significant property acquired and to provide the information contained in such report to the stockholders at least once each quarter after the distribution period of the offering has ended.

(v) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions and otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Index

Exhibit Number	Description

1.1*	Dealer Manager Agreement, dated January 24, 2023, by and between Cohen & Steers Income Opportunities REIT, Inc. and Cohen & Steers Securities, LLC (filed as Exhibit 1.1 to the Registration Statement on Form S-11 (File No. 333-269416) filed on January 25, 2023 and incorporated herein by reference)

1.2*	Form of Participating Dealer Agreement (included as Exhibit A to Exhibit 1.1) (filed as Exhibit 1.1 to the Registration Statement on Form S-11 (File No. 333-269416) filed on January 25, 2023 and incorporated herein by reference)

3.1*	Articles of Amendment and Restatement of Cohen & Steers Income Opportunities REIT, Inc. (filed as Exhibit 3.1 to the Registration Statement on Form S-11 (File No. 333-269416) filed on January 25, 2023 and incorporated herein by reference)

3.2*	Amended and Restated Bylaws of Cohen & Steers Income Opportunities REIT, Inc. (filed as Exhibit 3.2 to the Registration Statement on Form S-11 (File No. 333-269416) filed on January 25, 2023 and incorporated herein by reference)

4.1*	Share Repurchase Plan (filed as Exhibit 4.1 to the Registration Statement on Form S-11 (File No. 333-269416) filed on January 25, 2023 and incorporated herein by reference)

4.2*	Distribution Reinvestment Plan (included in Appendix A to the prospectus)

5.1	Opinion of Venable LLP as to Legality of Securities

8.1*	Opinion of Simpson Thacher & Bartlett LLP as to Tax Matters (filed as Exhibit 8.1 to the Registration Statement on Form S-11 (File No. 333-269416) filed on January 25, 2023 and incorporated herein by reference)

10.1*	Advisory Agreement, dated as of January 24, 2023, by and between Cohen & Steers Income Opportunities REIT, Inc., Cohen & Steers Income Opportunities REIT Operating Partnership, L.P., and Cohen & Steers Capital Management, Inc. (filed as Exhibit 10.1 to the Registration Statement on Form S-11 (File No. 333-269416) filed on January 25, 2023 and incorporated herein by reference)

10.2*	Cohen & Steers Income Opportunities REIT Operating Partnership, L.P. Partnership Agreement, dated as of January 24, 2023, by and between Cohen & Steers Income Opportunities REIT, Inc., Cohen & Steers Income Opportunities REIT Special Limited Partner, LLC, and the limited partners party thereto from time to time (filed as Exhibit 10.2 to the Registration Statement on Form S-11 (File No. 333-269416) filed on January 25, 2023 and incorporated herein by reference)

10.3*	Form of Indemnification Agreement (filed as Exhibit 10.3 to the Registration Statement on Form S-11 (File No. 333-269416) filed on January 25, 2023 and incorporated herein by reference)

10.4	Independent Director Compensation Policy

10.5*	Form of Restricted Share Award Agreement (filed as Exhibit 10.5 to the Registration Statement on Form S-11 (File No. 333-269416) filed on January 25, 2023 and incorporated herein by reference)

10.6*	Trademark License Agreement, effective as of January 24, 2023, by and between Cohen & Steers Income Opportunities REIT, Inc., Cohen & Steers Income Opportunities REIT Operating Partnership, L.P., and Cohen & Steers Capital Management, Inc. (filed as Exhibit 10.6 to the Registration Statement on Form S-11 (File No. 333-269416) filed on January 25, 2023 and incorporated herein by reference)

10.7*	Expense Limitation Agreement, dated January 24, 2023, by and between Cohen & Steers Income Opportunities REIT, Inc. and Cohen & Steers Capital Management, Inc. (filed as Exhibit 10.7 to the Registration Statement on Form S-11 (File No. 333-269416) filed on January 25, 2023 and incorporated herein by reference)

10.8*	Subscription Letter, dated January 24, 2023, by and between Cohen & Steers Income Opportunities REIT, Inc. and Cohen & Steers Capital Management, Inc. (filed as Exhibit 10.8 to the Registration Statement on Form S-11 (File No. 333-269416) filed on January 25, 2023 and incorporated herein by reference)

21.1*	Subsidiaries of Cohen & Steers Income Opportunities REIT, Inc. (filed as Exhibit 21.1 to the Registration Statement on Form S-11 (File No. 333-269416) filed on January 25, 2023 and incorporated herein by reference)

23.1*	Consent of Deloitte & Touche LLP (filed as Exhibit 23.1 to the Registration Statement on Form S-11 (File No. 333-269416) filed on January 25, 2023 and incorporated herein by reference)

23.2	Consent of Venable LLP (contained in its opinion filed as Exhibit 5.1)

23.3*	Consent of Simpson Thacher & Bartlett LLP (contained in its opinion filed as Exhibit 8.1)

23.4*	Consent of SitusAMC Real Estate Valuation Services, LLC (filed as Exhibit 23.4 to the Registration Statement on Form S-11 (File No. 333-269416) filed on January 25, 2023 and incorporated herein by reference)

24.1*	Power of Attorney (included in signature page to the Registration Statement on Form S-11 (File No. 333-269416) filed on January 25, 2023 and incorporated herein by reference)

107*	Filing Fee Table (filed as Exhibit 107 to the Registration Statement on Form S-11 (File No. 333-269416) filed on January 25, 2023 and incorporated herein by reference)

*	Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement on Form S-11 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 13, 2023.

Cohen & Steers Income Opportunities REIT, Inc.

By:	/s/ James S. Corl
Name:	James S. Corl
Title:	Chief Executive Officer & Chief Investment Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-11 has been signed by the following persons in the following capacities on February 13, 2023.

Signature	Title

/s/ James S. Corl James S. Corl	Chief Executive Officer & Chief Investment Officer (principal executive officer)

/s/ Arjun Mahalingam Arjun Mahalingam	Chief Financial Officer & Treasurer (principal financial officer and principal accounting officer)

* Robert H. Steers	Chairperson of the Board

* Joseph M. Harvey	Director

* Dana Roffman	Independent Director

* John W. Thiel	Independent Director

* W. Edward Walter	Independent Director

*By:	/s/ Arjun Mahalingam
Arjun Mahalingam Attorney-in-fact